EXHIBIT 99





December 5, 2007



John D. Klopfenstein
Patriot Transportation Holding, Inc.
1801 Art Museum Drive
Jacksonville, FL 32207

Dear John:

	This letter agreement (this "Agreement") sets forth our agreement regarding the benefits to which you will be entitled in the event that (i) Patriot sells all of the stock or assets of Florida
Rock & Tank Lines, Inc. ("FRTL") to an unaffiliated third party, or
(ii) a Change of Control (as defined in Section 11.2(b)(i) of Patriot's 2006 Stock Incentive Plan) occurs.

         1.	Stock Options.  On the date Patriot completes the
sale of FRTL or such Change of Control occurs (the "Closing Date"), all unvested stock options previously granted to you will immediately become fully vested and shall remain exercisable for a period of three months, or if less, the remaining term of the options.

         2.	Restricted Stock.  On the Closing Date, all forfeiture
restrictions on the shares of restricted stock previously granted to you will immediately lapse.

         3.	Severance Payment.

                  a.	If the buyer does not offer you an executive
position comparable to your existing position with a compensation structure no less favorable to you than to your existing compensation package, Patriot will pay to you (or require the buyer to pay to you) a payment equal to your current annual base salary plus maximum potential bonus multiplied by two in a single sum within 10 days of the date on which your termination of employment occurs.

                  b. 	In the event that either (i) buyer terminates
your employment before the second anniversary of the Closing Date other than for good cause (as defined below), or (ii) you terminate your employment with the buyer before the second anniversary of the Closing
Date for good reason (as defined below) (each a "Triggering Event"), then you will be entitled receive, and the buyer will be obligated to pay to you, in a single sum within 10 days of the date on which your termination of employment occurs, a severance payment equal to your annual base salary plus maximum potential bonus multiplied by two provided, however, that in such event, the severance payment will be reduced by 4.1667% for each month that you are employed by the buyer after the Closing Date. Should the buyer fail to honor and pay you the Severance Payment, then Patriot shall make such payment and seek recovery from the buyer at its own expense and with your cooperation.

         4.	COBRA.  If the buyer does not hire you then Patriot
will pay to you on a monthly basis for a period of one year after the Closing Date, an amount, within 10 days of the date on which your termination of employment occurs, a single sum equal to (i) the monthly cost of COBRA coverage, less (ii) the amount that you currently pay for health insurance coverage under Patriot's health insurance plan. Patriot will require the buyer to agree that, in the event that a Triggering Event occurs, the buyer will pay to you such monthly amount until the earlier of (i) one year from the date of the Triggering Event, or (ii) the second anniversary of the Closing Date.


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         5.	Requirement to Remain in Employment; General Release.
As an additional condition to your entitlement to the benefits described in this Agreement;

         	a.	You must not have voluntarily terminated your
employment from Patriot prior to the Closing Date and your employment with Patriot must not have been terminated by Patriot prior to the Closing Date for good cause (as defined below).

         	b.	If you become employed by the buyer, you must not
have terminated your employment with the buyer for any reason except good reason and your employment with buyer must not have been terminated by buyer for good cause (as defined below).

                  c.	You must execute a general release in form
reasonably acceptable to Patriot releasing all claims that you may have against Patriot in connection with your employment, except for the benefits payable under this Agreement.

         6.	Definitions.  For purposes of this letter agreement:

                  (a) "Good Cause" means any of the following: (i) the commission of a felony; (ii) willful misconduct or gross negligence resulting in material and demonstrable harm to the buyer; (iii) a material violation of any of the buyer's policies or procedures resulting in material and demonstrable harm to the buyer; (iv) the repeated and continued failure to carry out, in all material respects, the buyer's reasonable and lawful directions, except where a failure is attributable to illness, injury, or disability; or (v) fraud, embezzlement, theft, or material dishonesty against the buyer.

                  (b) "Good Reason" means any of the following: (i) any reduction in base salary or incentive bonus opportunity; (ii) a requirement that your principal place of business be related to a location that is more than 50 miles from Jacksonville, Florida; or (iii) any material diminution in duties, responsibilities, reporting obligations, titles, or authority that the buyer does not cure within 20 days after written notice.

         7.	General Provisions.  This Agreement is made in Florida
and will be interpreted under its laws. This Agreement supersedes all prior agreements and understandings, whether oral or written, between Patriot and you with respect to the subject matter of this Agreement.
If any provision of this Agreement is declared illegal and unenforceable, then such provision shall be deemed void, leaving the remainder of this Agreement in effect. Any amendment to this Agreement must be in writing and signed by you and Patriot. Any waiver of any term of this Agreement must be signed by the waiving party. Patriot intends to ensure that you fully understand this Agreement and that you are entering into it on a completely voluntary basis. Accordingly, we encourage you to consult with an attorney before signing this Agreement.

         Please confirm your agreement by signing as indicated below and returning one fully executed original copy to me.


					Very truly yours,

					/s/ Edward L. Baker											_____________________________
					Edward L. Baker
					Chairman of the Board

Accepted and agreed this 7th day of December, 2007.

/s/ John D. Klopfenstein
_________________________________
John D. Klopfenstein